J.P. Morgan Institutional Global Strategic Income Fund
Supplemental Proxy Information (unaudited)

A Joint Special Meeting of Shareholders of the J.P. Morgan Family of Funds was held on August 20, 1998. Each of the applicable funds voted in favor of adopting the following proposals, therefore, the results are aggregated for the Trust unless otherwise specified. The meeting was held for the following purposes:

1. To elect a slate of five Trustees to hold office for a term of unlimited duration subject to the current retirement age of 70.
2a. To approve the amendment of the Fund's investment restriction relating to diversification of assets.
2b. To approve the amendment of the Fund's investment restriction relating to concentration of assets in a particular industry.
2c. To approve the amendment of the Fund's investment restriction relating to the issuance of senior securities.
2d. To standardize the borrowing ability of the Fund to the extent permitted by applicable law.
2e. To approve the amendment of the Fund's investment restriction relating to underwriting.
2f. To approve the amendment of the Fund's investment restriction relating to investment in real estate.
2g. To approve the amendment of the Fund's investment restriction relating to commodities.
2h. To approve the amendment of the Fund's investment restriction relating to lending.
2i. To approve the reclassification of the Fund's other fundamental restrictions as nonfundamental.
3. To approve the reclassification of the Fund's investment objective from fundamental to nonfundamental.
4. To approve  a new  investment  advisory  agreement  of the  Fund.
5. To amend  the Declaration of Trust to provide  dollar-based  voting  rights.
6. To ratify the selection of independent accountants, PricewaterhouseCoopers
LLP.

The results of the proxy solicitation on the above matters were as follows:

      Directors/Matter                         Votes for               Votes against           Abstentions

1.       Frederick S. Addy                    2,592,561,591                8,840,251                 --
         William G. Burn                      2,592,561,591                8,840,251                 --
         Arthur C. Eschenlauer                2,592,561,591                8,840,251                 --
         Matthew Healey                       2,592,561,591                8,840,251                 --
         Michael P. Mallardi                  2,592,561,591                8,840,251                 --
2. Amending of Investment Restrictions:
a.  Relating to diversification of assets        10,694,749                   10,481            50,650
b.  Relating to concentration of assets          10,652,746                   52,101            51,033
c.  Relating to issuance of senior securities    10,692,462                   11,218            52,200
d.  Relating to borrowing                        10,694,012                   11,218            50,650
e.  Relating to underwriting                     10,693,628                   11,602            50,650
f.  Relating to investment in real estate        10,694,749                   10,481            50,650
g.  Relating to commodities                      10,675,820                   23,589            56,741
h.  Relating to lending                          10,677,426                   26,640            51,814
i.   Reclassification of other restrictions as
        nonfundamental                           10,694,012                   11,218            50,650
3.Reclassification of investment objectives           --                         --                 --
4.Investment advisory agreement                  10,773,671                   11,410            50,442
5.Dollar-based voting rights                  2,411,567,264                7,638,329       179,591,823
6.Independent accountants,
 PricewaterhouseCoopers LLP                   2,402,592,025               19,567,729       179,242,087